EXHIBIT 5.1

March 13, 2015
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Ladies and Gentlemen:
We have acted as counsel to iPass Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,246,685 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to its 2003 Equity Incentive Plan (the “2003 EIP Shares”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s certificate of incorporation and by-laws, as amended, the Company’s 2003 Equity Incentive Plan (the “2003 EIP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2003 EIP Shares, when sold and issued in accordance with the 2003 EIP, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
COOLEY LLP
By: /s/ Timothy J. Moore
Timothy J. Moore